EXHIBIT 3.1

GROWTH & INCOME INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: Growth & Income Inc., a Maryland corporation (the “Corporation), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARC CORPORATE REALTY TRUST, INC.

I. NAME

The name of the Corporation is ARC Corporate Realty Trust, Inc. (the “Company”).

II. PURPOSE

The purpose for which the Company is formed is to transact any or all lawful business not required to be specifically stated in these Articles of Incorporation (“Articles”), for which corporations may be incorporated under the Maryland General Corporation Law as amended from time to time (the “MGCL”).

III. PRINCIPAL OFFICE AND REGISTERED AGENT

The principal office of the Company is located at c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The registered agent of the Company is The Prentice-Hall Corporation System, Maryland, which is a Maryland corporation whose address is 11 East Chase Street, Baltimore, Maryland 21202.

IV. CAPITAL STOCK

A. Authorized Shares and Powers of the Board of Directors related to Capital Stock

The total number of shares of capital stock which the Company has authority to issue is Forty Five Million (45,000,000), of which Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value per share (the “Preferred Stock”), 5,000,000 Million shares shall be classified as Class A Common Stock $.001 par value per share (the “Class A Common Stock”), 5,000,000 Million shares shall be classified as Class B Common Stock, $.001 par value per share (the “Class B Common Stock”), and One Million (1,000,000) shares shall be classified as Class C Common Stock, $.001 par value per share (the “Class C Common Stock”). The Class A Common Stock, the Class B Common Stock and the Class C Common Stock are referred to herein as the “Common Stock”. The Common Stock and Preferred Stock are referred to herein as the “Shares”. The aggregate par value of all authorized Shares which may be issued is $45,000.

The board of directors of the Company may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Company.

The board of directors of the Company may, by articles supplementary, classify or reclassify and unissued shares of stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

The Shares shall, upon issuance and payment therefore, be fully paid and non-assessable.

The Shares will not be subject to redemption, except (i) as provided in Article VII, and (ii) for a mandatory redemption plan authorized by the Board of Directors with respect to Shares held by any employee benefit plan, as such term is defined in the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder. Notwithstanding the foregoing, the Board of Directors may from time to time implement voluntary Share repurchase plans. The Shares will have no preemptive or cumulative voting rights.

B. Provisions Relating to the Common Stock

1.	On the date these Amended and Restated Articles of Incorporation are accepted for filing by the State Department of Assessment and Taxation (the “SDAT”), all of the issued and outstanding shares of common stock on such date shall be renamed “Class A Common Stock”.

2.	General. Except as provided in this Article III.B, each share of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same relative rights and shall be identical in all respects as to all matters.

3.	Ownership of Class C Common Stock. The Company may issue shares of Class C Common Stock only to management of the Company and the Advisor (collectively, “Eligible Class C Stock Holders”).

4.	Voting Rights. Each holder of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company. On all matters upon which stockholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Company, every holder of Class B Common Stock shall be entitled to cast one-fifth (1/5th) of a vote in person or by proxy for each outstanding share of Class B Common Stock standing in such holder’s name on the transfer books of the Company, and every holder of Class C Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each outstanding share of Class C Common Stock standing in such holder’s name on the transfer books of the Company. Except as otherwise provided in these Articles of Incorporation or by applicable law, the holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock shall vote together as a single class.

5.	Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Class A Common Stock, Class B Common Stock and Class C Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon. Dividends paid on the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock may be in different amounts, as determined by the Board of Directors of the Company. Dividends payable in Common Stock declared on Class A Common Stock shall be payable in Class A Common Stock, dividends payable on Class B Common Stock shall be payable in Class B Common Stock, and dividends payable in Common Stock declared on Class C Common Stock shall be payable in Class C Common Stock.

6.	Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of record of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Company remaining after the Company shall have paid or provided for payment of all debts and liabilities of the Company, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

7.	Conversion of Class C Common Stock.

(a)	Conversion Events. (i) Each outstanding share of Class C Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock. (ii) Each share of outstanding Class C Common Stock which is transferred to any holder other than an Eligible Class C Stock Holder shall convert into one fully paid and non-assessable share of Class A Common Stock immediately upon such transfer. (iii) At such time as an Eligible Class C Stock Holder ceases to be an Eligible Class C Stock Holder (i.e. ceases to be part of management of the Company or the Advisor), each share of Class C Common Stock held by such person shall immediately convert into one fully paid and non-assessable share of Class A Common Stock.

(b)

Automatic Conversion Procedure. In the event of any conversion of shares of Class C Common Stock pursuant to Article III.B.7(a), the holder of such shares of Class C Common Stock shall promptly surrender the certificate or certificates thereof, duly endorsed in blank or accompanied by proper instruments of transfer, as the office of the Company, or of any transfer agent for such shares, and shall give written notice to the Company (the “Notice”), at such office: (i) stating that shares of Class C Common Stock have been converted in to shares of Class A Common Stock as provided in this Article III.B.7; and (ii) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued, with instructions for delivery thereof. Delivery of such Notice together with the certificates representing the shares of Class C Common Stock shall obligate the Company to issue such shares of Class A Common Stock. Thereupon the Company or its agent shall promptly issue and deliver to such holder a certificate or certificates representing the shares to which such holder is entitled, registered in the name of such holder or designee as specified in the Notice. The Company shall take any and all steps necessary to effect a conversion pursuant to Article III.B.7(a), notwithstanding any failure by the holder to deliver to the Company the Notice or the certificates representing the shares subject to such conversion.

(c)	Effect of Automatic Conversion. To the extent permitted by law, conversion shall be deemed to have been effected as of the date on which conversion was first permitted or required under Article III.B.7(a) (such date being the “Conversion Time”). The person entitled to receive shares issuable upon such conversion shall be treated for all purposes as the record holder of such class of shares at and as of the Conversion Time, and the right of such person as a holder of the shares held prior to such conversion shall cease and terminate at and as of the Conversion Time, in each case notwithstanding any failure by the holder to deliver to the Company the Notice or the certificates representing the shares subject to conversion, or the Company’s failure to issue to the holder certificates representing the shares to be held after the conversion has been effected.

(d)	Reservation. The Company hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of capital stock, for the purposes of effecting conversions, such number of duly authorized shares of capital stock as shall from time to time be sufficient to effect the conversion of the Class C Common Stock contemplated herein. All such shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Company will take all such action as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange, foreign securities exchange or automated quotation system, or the Nasdaq Stock Market’s National Market upon which such shares may be listed or traded.

C. Provisions Relating to the Preferred Stock.

1.	The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

2.	Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

a.	Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

b.	The number of shares to constitute the class or series and the designations thereof;

c.	The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

d.	Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

e.	Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

f.	The dividend rate, whether dividends are payable in cash, stock of the Company, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative; and if cumulative, the date or dates from which such dividends shall accumulate;

g.	The preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Company;

h.	Whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

i.	Such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock, designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

V. DIRECTORS

(a) The business and affairs of the Company shall be managed by, or under the direction of, the Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Amended and Restated Articles of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company. The Directors, as a group, shall consist of not fewer than three nor more than eleven Directors, at least three of whom shall be

Independent Directors, except that for a period of 90 days after the death, removal or resignation of an Independent Director, the Board of Directors, no matter how constituted, may continue to conduct business on behalf of the Company. If at any time the Company has fewer than three owners or beneficial owners of Shares (“Shareholders”), the number of Directors may be fewer than three but not fewer than the number of Shareholders. Within those limits, the number of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

(b) The Directors shall be divided, with respect to the time for which they severally hold office, into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes as to maintain the number of Directors in each class as nearly equal as possible, but in no event will a decrease in the number of Directors shorten the term of any incumbent Director. The initial term of office of the Class I Directors expired at the 1995 annual meeting of Shareholders, the initial term of office of the Class II Directors expired at the 1996 annual meeting of Shareholders, and the initial term of office of the Class III Directors expired at the 1997 annual meeting of Shareholders. Each Director shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of Shareholders, Directors to succeed the Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Shareholders following their election, and shall hold office until their successors have been elected and qualified; provided, however, that if Directors of a particular class hold-over beyond the expiration of their three-year terms, Directors to succeed them shall be elected for a term of office to expire at the third annual meeting of Shareholders following that which coincided the expiration of their three-year terms, and shall hold office until their successors have been elected and qualified.

(c) Directors may be removed only with Cause upon the affirmative vote of at least two-thirds (66 2/3%) of all the votes entitled to be cast at a Shareholders’ meeting called for the purpose of such proposed removal. “Cause” shall be defined as a breach of fiduciary duty involving personal dishonesty, an intentional failure to perform stated duties as a director which results in substantial loss to the Company or a willful violation of any law, rule, regulation or final cease and desist order which results in substantial loss to the Company.

(d) A director shall hold office until the annual meeting for the year in which his term expires and until his successors shall be elected and shall qualify, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next Annual Meeting of Shareholders.

(e) The Directors are expressly authorized to make, alter, amend or repeal the Bylaws in the manner and for the purposes specified therein.

VI. INDEMNIFICATION AND LIMITATION

OF LIABILITY OF DIRECTORS

(a) Subject to the provisions of the Bylaws, the Company shall provide any indemnification permitted by the laws of the State of Maryland and shall indemnify Directors, the Advisor, their officers, agents and employees as follows:

(i) Except as may be qualified by the requirements of subsection (ii) below, with respect to the indemnification of Directors, the Company shall indemnify its Directors and officers to the full extent required or permitted by the statutory and common law of the State of Maryland now or hereafter in force, whether they are serving the Company, or at the Company’s request, any other entity. The indemnification shall include advances from the Company for legal expenses and other reasonable costs resulting from such legal action.

(ii) The Company may indemnify the Directors, the Advisor, and their Affiliates, officers, agent and employees for losses arising from the operation of the Company only if the following conditions are satisfied: (A) the Directors or the Advisor had determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company and (B) such liability or loss was not the result of gross negligence or material misconduct by the Director or the Advisor. Indemnification will not be allowed with respect to a proceeding if (A) the act or omission of the Director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (B) the Director or officer actually received an improper personal benefit in money, property or services; or (C) with respect to any criminal proceeding, the Director or officer had reasonable cause to believe his act or omission was unlawful. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations, and for expenses incurred in successfully defending such lawsuits, provided that the court either (1) approves the settlement and finds that indemnification of the settlement and related costs should be made or (2) there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves such indemnification.

(iii) The foregoing rights of indemnification shall not be exclusive of but shall be in addition to any other rights to which those seeking indemnification may be entitled.

(iv) The Directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time the Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

(v) No amendment or repeal of this Article VI or any portion hereof shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b) To the fullest extent permitted by the statutory or common law of Maryland, as amended or interpreted, no Director or officer of the Company shall be personally liable to the Company or its Shareholders for monetary damages. No amendment to these Articles or repeal of any of its provisions shall limit or eliminate the benefits provided to the Directors and officers under this Article VI with respect to any act or omission which occurred prior to such amendment or repeal.

(c) Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

VII. OWNERSHIP LIMIT

(a) No Person may own more than 9.8 percent of the value of the outstanding Shares or such other amount as may be determined by the Directors pursuant to the Bylaws (“Ownership Limit”), and no Shares or other subsequently issued Securities of the Company (as prescribed by an appropriate amendment to these Articles) shall be accepted, purchased, or in any manner acquired by any Person if such issuance or transfer would result in that Person’s ownership of Shares and/or such Securities, together, exceeding the Ownership Limit.

(b) If any Shares are accepted, purchased, or in any manner acquired by any Person resulting in a violation of Article VII(a) hereof, such issuance or transfer shall be valid only with respect to such amount of Shares so issued or transferred as does not result in a violation of Article VII(a) hereof, and such acceptance, purchase or acquisition shall be null and void with respect to the amount of Shares that results in a violation of Article VII(a) hereof (“Excess Shares”). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Person shall be conclusively deemed to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold such Excess Shares on behalf of the ultimate owner of such Excess Shares. Any Person who received dividends, interest or any other distribution paid on account of Excess Shares shall hold and retain these dividends, interest or any other distribution as an agent for the ultimate owner of such Excess Shares.

While the Excess Shares are so held on behalf of the ultimate owner of such Excess Shares, such Excess Shares shall not have any voting rights and shall not be considered for purposes of any shareholder vote and/or for determining a quorum for such a vote. The Excess Shares shall not be treasury stock but shall continue as issued and outstanding Shares under the MGCL.

In the event that a Shareholder knowingly holds Excess Shares and the Company consequently loses its status as a REIT under the Code or becomes a personal holding company, such Shareholder shall be required to indemnify the Company for the full amount of any damages and expenses (including increased corporate taxes, attorneys’ fees and administrative costs) resulting from the Company’s loss of its REIT qualification under the Code.

Upon discovering the Ownership of any Excess Shares, the Directors may (i) cause the Company to immediately redeem such Excess Shares at the Redemption Price or (ii) grant the Shareholder 30 days to transfer such Excess Shares to any Person whose ownership of such Excess Shares would not result in a violation of Article VII(a) hereof. Upon such permitted transfer, the Company shall pay or distribute to the transferee any dividends on the Excess Shares not previously paid or distributed. If such Excess Shares are not transferred within such 30 day period, the Company will redeem such Shares at the Redemption Price. For purposes of this provision, the “Redemption Price” shall mean the lesser of the price paid for such Excess Shares by the Shareholder in whose possession the redeemed Shares were Excess Shares or the fair market value of the Excess Shares as determined by the Board of Directors.

(c) For purposes of this Article VII:

(i) The term “Individual” shall mean any natural person and those organizations treated as natural persons in Section 542(a) of the Code.

(ii) The term “Ownership” (including “own” or “owns”) of Shares means beneficial ownership. Beneficial ownership, for this purpose shall be defined in accordance with or by reference to Sections 856, 542 and 544 of the Code.

(iii) The term “Person” includes an Individual corporation, partnership, association, joint stock company, trust, unincorporated association or other entity and also includes a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv) The term “Securities” means all securities, other than Shares, which subsequently may be issued by the Company.

(d) The Ownership Limit set forth in Article VII(a) hereof shall not apply to acquisitions of Shares pursuant to a cash tender offer made for all outstanding Shares (including Securities convertible into Common Stock, which subsequently may be issued by the Company) in conformity with applicable federal and state securities laws where at least 85 percent of the outstanding Shares (not including Shares or subsequently issued Securities convertible into Common Stock, which are held by the tender offeror and/or any “affiliates” or “associates” thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer; nor shall the Ownership Limit apply to the acquisition of Shares by an underwriter in a public offering of the Shares, or in any transaction involving the issuance of the Shares by the Company, in which a majority of the Directors determines that the underwriter or other Person or party initially acquiring such Shares will make a timely dividend of such Shares to or among other Persons such that, following such dividend, none of such Shares will be Excess Shares.

(e) The Directors may exempt from the Ownership Limit certain designated Shares which are owned by a Person who had provided the Directors with evidence and assurances acceptable, in their sole discretion, to a majority of the Directors and their counsel that the qualification of the Company as a REIT would not be jeopardized.

(f) Nothing herein contained shall limit the ability of the Company to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Company and the interests of its Shareholders by preservation of the Company’s status as a REIT.

(g) If the Company has 2,000 or more Shareholders, all Persons who own five percent or more of the Company’s outstanding Shares (or if the Company has more than 200 and less than 2,000 shareholders, all Persons who own one percent or more of the Company’s outstanding Shares) during any taxable year of the Company shall file with the Company an affidavit setting forth the number of Shares during such taxable year (i) owned directly (held of record by such Person or by a nominee or nominees of such Person) and (ii) owned indirectly (by reason of Sections 542, 544 and 856 of the Code or for purposes of Section 13(d) of the Exchange Act) by the Person filing the affidavit. The affidavit to be filed with the Company shall set forth all the information required to be reported (A) in returns of Shareholders under income tax regulation 1.857-9 or similar provisions of any successor regulation and (B) in reports to be filed under Section 13(d) of the Exchange Act, if any. The affidavit or an amendment to a previously filed affidavit shall be filed with the Company annually within 60 days after the close of the Company’s taxable year. A Person shall have satisfied the requirements of this Article VII(g) if the Person furnishes to the company the information in such Person’s possession after such Person has made a good faith effort to determine the Shares it indirectly owns and to acquire the information required by income tax regulation 1.857-9 or similar provisions of any successor regulation.

(h) If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

VIII. RIGHTS OF SHAREHOLDERS

(a) A majority of all Shares is considered a quorum necessary for the transaction of all business. Unless otherwise provided in these Articles or the Bylaws, a majority of all the votes cast at a Shareholder meeting at which a quorum is present is sufficient to approve any matter which properly comes before such meeting.

(b) Special meetings of Shareholders may only be called upon the request of a majority of the Directors, a majority of the Independent Directors, the Chairman of the Company, or the President or the chief executive officer of the Company or upon the written request of Shareholders entitled to cast at least a majority (50%) of all the votes entitled to be cast at such meeting.

(c) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made (i) by or at the direction of the Board by any nominating committee of or person appointed by the Board or (ii) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the procedures set forth in this Article VIII. Nominations of persons for election at annual meetings, other than nominations made by or at the direction of the Board, including by any nominating committee, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than one hundred twenty (120) days nor more than one hundred eighty (180) days in advance of the date of the Company’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s proxy statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting; (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare in the meeting that a nomination was not made in accordance with the requirements of this Article VIII, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

IX. ACQUISITION OFFERS

The Board of Directors of the Company shall consider all factors it deems relevant in evaluating any proposed tender offer or exchange offer for the Company’s stock, any proposed merger or consolidation of the Company with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of the Company. The Board of Directors shall evaluate whether the proposal is in the best interests of the Company and its subsidiaries by considering the best interests of the Shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, and communities served by the Company. The Board of Directors shall evaluate the consideration being offered to the Shareholders in relation to the then current market value of the Company in a freely negotiated transaction, and the Board of Directors’ estimate of the future value of stock of the Company as an independent entity.

X. AMENDMENT

A. The Company reserves the right to amend or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Maryland and all rights conferred upon Shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of the Company required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of (a) the holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class; or (b) a majority of disinterested directors, and the holders of at least a majority of the voting power of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with any of Articles V, VI, VII, VIII, IX, X, or XI.

B. The Company reserves the right to make any amendment of these Articles, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding shares of capital stock.

XI. DEFINITIONS & MISCELLANEOUS

(a) As used herein, the following terms shall have the respective meanings indicated:

“Advisor” shall mean ARC Capital Advisors, L.P.

“Affiliate” shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10 percent or more of the outstanding voting securities or beneficial interest of such other person, (iii) any officer, director, trustee or general partner of such person and (iv) if such other person is an officer, director, trustee or general partner of another entity, then the entity for which that person acts in any such capacity.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Independent Directors” shall mean the Directors who (i) are not affiliated, directly or indirectly with the Advisor, whether by ownership of, ownership interest in, employment by, any business or professional relationship with, or service as an officer or director of, the Advisor or its Affiliates other than as a director or trustee or officer of not more than two other REITs organized by the Advisor or its Affiliates; and (ii) perform no other services for the Company except as a Director. An indirect relationship shall include circumstances in which a member of the immediate family of the Director has one of the foregoing relationships with the Company or the Advisor.

“REIT” shall mean real estate investment trust as governed by Sections 856-860 of the Code.

(b) In the event any sentence or paragraph of these Articles is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of these Articles and the balance of these Articles shall remain in effect.

THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation are set forth in Article V of foregoing amendment and restatement of the charter. The names of the directors currently in office are as follows:

Robert J. Ambrosi

Mervin H. Goldman

Joseph D. Jenikov

Richard G. Kelley

Tibor Pivko

John A. Worthen

SEVENTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary this          day of June, 1998.

ATTEST:	GROWTH & INCOME INC.

	By:		(SEAL)

Claudia Lomicky, Secretary		Robert J. Ambrosi, President

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